Exhibit 99.1

Rimage Updates Guidance for Fourth Quarter 2011

Minneapolis, MN – January 23, 2012 – Rimage Corporation (Nasdaq: RIMG) today announced revised guidance for the fourth quarter ended December 31, 2011. Based upon preliminary unaudited results, the Company currently anticipates that revenue in the fourth quarter of 2011 will be approximately $22 million. The Company expects to report a fourth quarter net loss on a GAAP basis, including the amortization of intangibles created by the purchase accounting adjustments related to its acquisition of Qumu on October 10, 2011 which were not part of previous earnings guidance, of between $(0.15) and $(0.17). It expects to report a non-GAAP net loss per share of between $(0.12) and $(0.14), including Qumu transaction costs but excluding the amortization of intangibles. The Company had previously provided guidance for fourth quarter 2011 revenue of between $24 and $26 million, which included a $4 to $5 million contribution from Qumu. It had estimated fourth quarter non-GAAP 2011 earnings per share, including $1.3 million of Qumu transaction costs but excluding the impact of amortization of intangibles, of between $(0.02) and $0.01.

The Company also announced that it expects to generate cash from operations in the fourth quarter. In addition, through its quarterly dividend and stock repurchase activities, it returned almost $4 million back to shareholders during the fourth quarter.

For the full year, the Company expects revenue of approximately $84 million. GAAP earnings per share are estimated to be between $0.28 and $0.30. These earnings include the amortization of Qumu intangibles and one time Qumu transaction costs of $1.7 million. After the impact of the Qumu acquisition, quarterly dividend and stock repurchase activity, the Company expects to end fiscal 2011 with approximately $70 million in cash on the balance sheet.

“While our fourth quarter disc publishing revenue came in at approximately $20 million, as expected, Qumu’s revenue was negatively affected by the slippage of several transactions. The result was that Qumu revenue for the quarter totaled approximately $2 million,” said Sherman Black, president and CEO of Rimage. “In addition, while the total year transaction costs related to the Qumu acquisition came in as expected at $1.7 million, the majority were not tax deductible, creating a greater loss per share than we anticipated.”

“We are optimistic that we will close on most of the outstanding transactions in the first half of 2012 and Qumu will be back on track to meet our growth expectations,” continued Mr. Black. “We remain confident about Qumu and its potential. We are positioning ourselves as a leader in the growing market for collaborative, multimedia content management and secure delivery, and we are focused on completing the integration of our two companies to realize the customer and technology synergies we anticipate. For 2012, we continue to believe that our momentum in the marketplace will lead to strong annual revenue growth. If we successfully execute to our plan, this would result in overall double digit revenue growth this year.”

The preliminary results for the fourth quarter and fiscal year 2011 are subject to the Company’s management and independent auditors’ customary accounting and audit procedures. The Company expects to report its financial results for the fourth quarter and full year 2011 on Thursday, February 23, 2012.

Earnings per Share Guidance Range Reconciliation

	Fourth Quarter 2011	Total Year 2011

GAAP estimated earnings (loss) per share	$(0.15)-$(0.17)	$0.28-0.30

Impact of amortization of intangibles	$0.03	$0.03

Non-GAAP estimated earnings (loss) per share	$(0.12)-$(0.14)	$0.31-0.33

Note to reconcile non-GAAP financial measures to GAAP

Management believes non-GAAP financial information provides meaningful supplemental information regarding the Company’s financial performance by excluding Qumu acquisition intangibles that may not be indicative of the core business operating results. Rimage believes that this additional financial information is useful to management and investors in assessing the Company’s historical and future performance.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s preliminary fourth quarter and fiscal year 2011 financial performance and future revenue and operating performance, and the receipt and the timing of customer orders. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their customers and employees. Its disc publishing business, based in Minneapolis, Minnesota, supplies more than 10,000 customers in North America, Europe and Asia with industry-leading solutions that archive, distribute and protect content on CDs, DVDs and Blu-Ray Discs™. With its acquisition of Qumu, Rimage is a leader in the rapidly growing enterprise video communications market. The combination of Qumu and Rimage’s disc publishing business and virtual publishing initiative enables businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Additional information can be found at www.rimagecorp.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:
James Stewart, CFO

Rimage Corporation

952/944-8144

Jenifer Kirtland

EVC Group

415/568-9349